Exhibit 5.1

Yvan-Claude Pierre

+1 212 479 6721

ypierre@cooley.com

August 14, 2023

Outlook Therapeutics, Inc.

485 Route 1 South

Building F, Suite 320

Iselin, New Jersey 08830

Ladies and Gentlemen:

We have acted as counsel to Outlook Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the resale by a certain selling stockholder of up to 515,755 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable upon the exercise of certain warrants (the “Warrants”). The Warrants were issued to M.S. Howells & Co. (the “Placement Agent”), pursuant to a letter agreement (the “Engagement Letter”), dated December 22, 2022, between the Company and the Placement Agent.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Engagement Letter, the Warrants and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject atter hereof and express no opinion and provide no assurance as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company and/or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares issuable upon conversion or exercise of the Warrants, when issued in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

Cooley LLP 55 HudsoN YARDS NEW YORK, NY 10001-2157
t: (212) 479-6000 f: (212) 479-6275 cooley.com

Outlook Therapeutics, Inc.

August 14, 2023

Page Two

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP 55 HudsoN YARDS NEW YORK, NY 10001-2157
t: (212) 479-6000 f: (212) 479-6275 cooley.com